Exhibit 2.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

This Agreement and Plan of Share Exchange, dated as of August 22, 2011 (this “Agreement”), is made and entered into by and among Top Yield Holdings Limited, a company incorporated in the British Virgin Islands (“Top Yield”), the holders of 100% of the issued and outstanding equity interests of Top Yield whose name and signature appear on the signature page hereto titled Signature Page of Top Yield Shareholder (the “Top Yield Shareholders”), PT Havilah Abadi Sejahtera, a company incorporated in the Republic of Indonesia (“PTHAS”), and the holder of 99% of the issued and outstanding equity interests of PTHAS whose name and signature appear on the signature page hereof titled Signature Page of PT Havilah Abadi Sejahtera Shareholder (the “PTHAS Shareholder”), PT Aega Prima, a company incorporated in the Republic of Indonesia (“PT Aega”), the holder of 80% of the issued and outstanding equity interests of PT Aega whose name and signature appear on the signature page hereto titled Signature Page of PT Aega Prima Shareholder (the “PT Aega Shareholder”), PT Alam Lestari Kencana, a company incorporated in the Republic of Indonesia (“PTALK”), and the holder of 99% of the issued and outstanding equity interests of PTALK whose name and signature appear on the signature page hereto titled Signature Page of PT Alam Lestari Kencana Shareholder (the “PTALK Shareholder”), Europe-China Commercial Union Holding Limited, a British Virgin Island Company (“ECC”), and the holder of 100% of the issued and outstanding equity interests of ECC, Crown Sail Limited, a British Virgin Island company (“CS”), and the holder of 100% of CS and DE Acquisition 3, Inc., a Delaware corporation (“DE”).

RECITALS

WHEREAS, in a share exchange transaction to be accounted for under United States Generally Accepted Accounting Principles (“US GAAP”) as a reverse acquisition, the Top Yield Shareholders (each, a “Target Shareholder”, collectively, the “Target Shareholders”), desire to exchange their equity interests of Top Yield for a number of shares of common stock of DE that will, collectively, constitute approximately 94.67% of the issued and outstanding shares of common stock of DE after giving effect to the transactions contemplated by this Agreement (collectively, the “Exchange”);

WHEREAS, none of the Target Shareholders is a U.S. person within the meaning of Rule 902(k) of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the issuance of the DE Shares to the Target Shareholders is to be made in reliance upon the exemption from registration provided by Regulation S under the Securities Act;

WHEREAS, each of Top Yield, PT Aega, PTALK, PTHAS, ECC and CS (each, a “Target Entity”, collectively, the “Target Entities”) is entering into this Agreement for the purpose of evidencing its consent to the consummation of the Exchange and for the purpose of making certain representations, warranties, covenants and agreements;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE EXCHANGE

1.1           Exchange of Shares.  Upon the terms and subject to the conditions hereof, at the Closing each of the Target Shareholders will sell, convey, assign, transfer and deliver to DE one or more stock certificates or equivalent instruments representing their respective equity interests in Top Yield (such equity interests, individually, a “Target Interest”, and collectively, the “Target Interests”), as specified in Column I on Schedule I hereto, and DE will issue to each Target Shareholder, in exchange for the Target Interest held by such Target Shareholder, a stock certificate representing the number of shares of DE common stock set forth opposite such Target Shareholder’s name in Column II on Schedule I hereto (collectively, the “DE Shares”).  The aggregate number of DE Shares to be issued to the Target Shareholders pursuant to the Exchange will not exceed 16,705,406 shares.

1.2           Closing. The closing of the Exchange (the “Closing”) shall take place by electronic communication on the date when all of the closing conditions set forth in Article 7 of this Agreement are either satisfied or waived, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the "Closing Date".

1.3           Name Change. Upon the Closing, the name of DE Acquisition 3, Inc. shall be changed to “Leviathan Minerals Group, Incorporated.”

1.4           Equity Sale.  In the event DE shall issue shares of Common Stock in an Equity Sale (as hereinafter defined) the shareholders of DE prior to the Closing and the Private Placement (as defined in Section 7.1(c)) shall be issued 5% of the number of shares of Common Stock issued in the Equity Sale at the time of the Equity Sale pro rata in accordance with each shareholders’ respective ownership percentage listed on Schedule II.  An “Equity Sale” means the first underwritten public offering of shares of Common Stock to the general public under the Securities Act of 1933, as amended.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE TARGET ENTITIES

Each Target Entity hereby represents and warrants to DE, severally as to itself and not jointly with any other Target Entity, as follows:

2.1           Organization. Such Target Entity and each Subsidiary (as defined in Section 2.14) has been duly incorporated or organized, is validly existing as a corporation or other applicable business entity and is in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite power to carry on its business as now conducted.

2.2           Capitalization. The authorized and issued and outstanding capital stock of such Target Entity is set forth on Schedule 2.2 hereto.  All of the issued and outstanding shares of capital stock of such Target Entity are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, or if subject to preemptive rights, such rights have been irrevocably waived.  There are no voting trusts or any other agreements or understandings with respect to the voting of any outstanding equity interests of such Target Entity.

2.3           Certain Corporate Matters. Such Target Entity and each Subsidiary is duly qualified to do business as a corporation or other applicable business entity and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a (i) a material adverse effect on the legality, validity or enforceability of this Agreement, or (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of such Target Entity and its Subsidiaries, taken as a whole (any of (i) or (ii), a “Target Material Adverse Effect”). Such Target Entity and each Subsidiary has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4           Authority Relative to this Agreement. Such Target Entity has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by such Target Entity and the consummation by such Target Entity of the transactions contemplated hereby have been duly authorized by the board of directors or equivalent governing body of such Target Entity and no other actions on the part of such Target Entity or any Subsidiary are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Target Entity and constitutes a valid and binding agreement of such Target Entity, enforceable against such Target Entity in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

2.5           Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any third party, public body or governmental authority is necessary for the consummation by such Target Entity of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by such Target Entity nor the consummation by such Target Entity of the transactions contemplated hereby, nor compliance by such Target Entity with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws or equivalent governing documents of such Target Entity or any Subsidiary, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Target Entity or any Subsidiary is a party or by which such Target Entity or any Subsidiary or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Target Entity or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate have a Target Material Adverse Effect.

2.6           Financial Statements.

(a)           Such Target Entity has provided DE with a copy of the audited consolidated balance sheet of such Target Entity as at December 31, 2010 and 2009, and the related consolidated statement of operations, stockholders’ equity and cash flows for the two fiscal years then ended, together with the unqualified report thereon of Parker Randall International (“Parker”), independent auditors (collectively, the “Target Audited Financials”).

(b)           Such Target Entity has provided DE with a copy of the unaudited consolidated balance sheet of such Target Entity as at March 31, 2011 and 2010 and the related consolidated statement of operations, stockholders’ equity and cash flows for the fiscal periods then ended, as reviewed by Parker (the “Target Interim Financials”).

(c)           The Target Audited Financials and Target Interim Financials (collectively the “Target Financial Statements”) (i) are in accordance with the books and records of such Target Entity, (ii) are correct and complete in all material respects, (iii) fairly present the financial position and results of operations of such Target Entity and its consolidated Subsidiaries as of the dates indicated, and (iv) are prepared in accordance with US GAAP (except that interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a Target Material Adverse Effect.

(d)           The Target Financial Statements of such Target Entity constitute all of the financial statements of such Target Entity required to be included in the Form 8-K due to be filed by DE with U.S. Securities and Exchange Commission (the “Commission”) within four business days following the Closing Date.

2.7           Material Changes.  Since the date of the latest Target Interim Financials, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Target Material Adverse Effect, (ii) such Target Entity has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Target Financial Statements of such Target Entity pursuant to US GAAP or disclosed in filings made with the Commission, (iii) such Target Entity has not altered its method of accounting, (iv) such Target Entity has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) such Target Entity has not issued any equity securities.

2.8           Tax Matters. Except as to matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Target Material Adverse Effect:

(a)           such Target Entity and each Subsidiary has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with each taxing authority having jurisdiction over such Target Entity or any Subsidiary, and no extensions with respect to such tax returns have been requested or granted;

(b)           such Target Entity and each Subsidiary has paid, or adequately reserved against in the Target Financial Statements of such Target Entity, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c)           to the best knowledge of such Target Entity, there has been no material issue raised or material adjustment proposed (and none is pending) by any taxing authority having jurisdiction over such Target Entity or any Subsidiary in connection with any of such Target Entity’s consolidated tax returns; and

(d)           no waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from such Target Entity.

               For the purposes of this Section 2.8, a tax is due (and must therefore either be paid or adequately reserved against in the Target Financial Statements of such Target Entity) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

2.9           Books and Records. The books and records of such Target Entity delivered to DE prior to the Closing fully and fairly reflect the transactions to which such Target Entity is a party or by which its properties are bound.

2.10         Questionable Payments. Neither such Target Entity nor any Subsidiary, nor any employee, agent or representative of such Target Entity or any Subsidiary, has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using such Target Entity’s or any Subsidiary’s funds or made any payments from such Target Entity’s or any Subsidiary’s funds to any governmental officials for improper purposes or made any illegal payments from such Target Entity or any Subsidiary to obtain or retain business.

2. 11        Intellectual Property.  Such Target Entity has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of such Target Entity infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or, to the knowledge of such Target Entity, are threatened in any jurisdiction.

2.12           Litigation. Such Target Entity and each Subsidiary are not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, whether in its jurisdiction of incorporation, organization or formation, as the case may be, or in any foreign jurisdiction, nor is there any charge, complaint, lawsuit or governmental investigation pending against such Target Entity or any Subsidiary. Neither such Target Entity nor any Subsidiary is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of such Target Entity or any Subsidiary, and neither such Target Entity nor any Subsidiary knows of any basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting such Target Entity or any Subsidiary or to which such Target Entity or any Subsidiary is a party that would reasonably be expected to have a Target Material Adverse Effect.

2.13           Legal Compliance. To the best knowledge of such Target Entity, after due investigation, no claim has been filed against such Target Entity or any Subsidiary alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. Such Target Entity and each Subsidiary holds all of the material permits, licenses, certificates or other authorizations of governmental having jurisdiction over such Target Entity and each of the Subsidiaries and   agencies required for the conduct of its business as presently conducted.

2.14           Subsidiaries.    Except as set forth on Schedule 2.2 hereto, such Target Entity does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock in any corporation, association or other business entity (each such entity listed underneath such Target Entity’s name on Schedule 2.2, a “Subsidiary”, and all such entities listed underneath such Target Entity’s name on Schedule 2.2, collectively, “Subsidiaries”), nor is such Target Entity, directly or indirectly, a participant in any joint venture, partnership or other entity.  Such Target Entity owns, directly or indirectly, all of the capital stock of each Subsidiary in the amount(s) specified on Schedule 2.2 free and clear of any lien, charge, security interest, encumbrance, right of first refusal, preemptive right (and if there is a pre-emptive right, such right has been irrevocably waived) or other restriction, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive (and if there is a pre-emptive right, such right has been irrevocably waived) and similar rights to subscribe for or purchase securities.  There are no voting trusts or any other agreements or understandings with respect to the voting of any outstanding equity interests of any Subsidiary.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE TARGET SHAREHOLDERS

Each Target Shareholder hereby represents and warrants to DE, severally as to itself and not jointly with any other Target Shareholder, as follows:

3.1           Ownership of the Target Interests.  Such Target Shareholder owns, beneficially and of record, good and marketable title to the Target Interest set forth opposite such Target Shareholder’s name in Column I on Schedule I hereto (the “Target Shareholder’s Interest”), free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or stockholders' agreements. Such Target Shareholder has no right or claim whatsoever to any equity interest in the Target Entity which represents an equity interest other than the Target Shareholder’s Interest, and does not have any options, warrants or any other instruments, the exercise of which would entitle such Target Shareholder to purchase or convert into any equity interest of such Target Entity.  At the Closing, such Target Shareholder will convey to DE good and marketable title to the Target Shareholder’s Interest, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders' agreements or restrictions.

3.2           Authority Relative to this Agreement.  This Agreement has been duly and validly executed and delivered by such Target Shareholder and constitutes a valid and binding agreement of such Target Shareholder, enforceable against such Target Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.3           Required Approvals. There are no filings, permits, authorizations, consents or approvals required by any third party, public body or governmental authority necessary for the consummation by such Target Shareholder of the transactions contemplated by this Agreement (collectively, the “Required Approvals”). Neither the execution and delivery of this Agreement by such Target Shareholder nor the consummation by such Target Shareholder of the transactions contemplated hereby, nor compliance by such Target Shareholder with any of the provisions hereof, will, upon obtaining any and all Required Consents (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Target Shareholder is a party or by which such Target Shareholder or any of its properties or assets may be bound or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Target Shareholder, or any of their respective properties or assets.

3.4           Restricted Securities. Such Target Shareholder acknowledges that the DE Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the DE Shares will be characterized as "restricted securities" under U.S. federal securities laws, and that under such laws and applicable regulations the DE Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this regard, such Target Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.5           Investment Risk.  Such Target Shareholder is able to bear the economic risk of acquiring the DE Shares pursuant to the terms of this Agreement, including a complete loss of such Target Shareholder’s investment in the DE Shares.

3.6           Legend. Target Shareholder acknowledges that the certificate(s) representing such Target Shareholder’s portion of the DE Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO REGULATION S UNDER THE SECURITIES ACT  OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO DE THAT SUCH REGISTRATION IS NOT REQUIRED.  HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

3.7           Compliance with Regulation S.  Such Target Shareholder understands and agrees that DE may refuse to register any transfer of such Target Shareholder’s DE Shares not made in accordance with the provisions of Regulation S under the Securities Act (“Regulation S”), pursuant to registration under the Securities Act, or pursuant to an available exemption from registration. Such Target Shareholder is acquiring its portion of the DE Shares pursuant to this Agreement for such Target Shareholder’s own account and not for the account or benefit of any U.S. person, as that term is defined in Rule 902(k) of Regulation S.  Such Target Shareholder is not a U.S. person within the meaning of Rule 902(k) of Regulation S.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF DE

DE hereby represents and warrants, to each Target Entity and each Target Shareholder as follows:

4.1           Organization. DE is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2           Capitalization.  DE's authorized capital stock consists of (i) 500,000,000 shares of common stock, of which 1,000,000 shares are issued and outstanding, and (ii) 20,000,000 shares of preferred stock, none of which are issued and outstanding.  Immediately prior to the Closing, after giving effect to the Private Placement, DE shall have no more than 941,412 issued and outstanding shares of common stock. As a result of an amendment to DE’s Certificate of Incorporation approved by its shareholders and to be filed no earlier than July 7, 2011, effective as of such date DE’s authorized capital stock will consist of (i) 75,000,000 shares of common stock and (ii) 4,000,000 shares of preferred stock.  All issued and outstanding shares of DE capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the DE Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which DE is a party or which are binding upon DE providing for the issuance by DE or transfer by DE of additional shares of DE's capital stock and DE has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of DE. To DE’s knowledge, there are no voting trusts or any other agreements or understandings with respect to the voting of DE's capital stock.  There are no obligations of DE to repurchase, redeem or otherwise re-acquire any shares of its capital stock.  DE does not, and as of the Closing will not, have any outstanding obligations to register any of its shares of capital stock with the Commission.

4.3           Certain Corporate Matters. DE is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of DE's properties or nature of DE's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. DE has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. DE has delivered to each Target Shareholder true, accurate and complete copies of its certificate of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and board of directors of DE are complete and correct in all material respects. The stock records and stockholder list of DE that DE has previously furnished to each Target Shareholder are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of DE's capital stock and any other outstanding securities issued by DE.  DE is not in default under or in violation of any provision of its certificate of incorporation or bylaws in any material respect.  DE is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4           Authority Relative to this Agreement.  DE has the requisite power and authority to enter into this Agreement and carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by DE and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of DE and no other actions on the part of DE are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by DE and constitutes a valid and binding obligation of DE, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

4.5           Consents and Approvals; No Violations.  No filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by DE of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by DE nor the consummation by DE of the transactions contemplated hereby, nor compliance by DE with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws of DE, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which DE  is a party or by which it or any its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to DE, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to DE taken as a whole.

4.6           SEC Documents.  DE hereby makes reference to the following documents filed with the Commission, as posted on the SEC’s website, www.sec.gov:  (collectively, the “SEC Documents”): (a) Form 10-12G/A filed with the Commission on June 23, 2010, (b) Annual Report on Form 10-K for the year ended February 28, 2011 and Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2011 and any amendments thereto, (c) Schedule 14f-1 filed with the Commission on March 31, 2011, (d) Current Report on Form 8-K filed with the Commission on May 3, 2011 and March 7, 2011; and any amendments thereto and (e) Schedule 14C Definitive Information Statement filed with the Commission on June 17, 2011.  The SEC Documents constitute all of the reports and documents that DE was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations promulgated thereunder by the Commission since April 6, 2010.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of DE included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with US GAAP (except, in the case of unaudited statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of DE as of the dates thereof and its statements of operations, stockholders’ equity (deficit) and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were not and are not expected to have a material adverse effect on DE, its business, financial condition or results of operations).  Except as and to the extent set forth on the balance sheet of DE as of February 28, 2011 included in the SEC Documents, including the notes thereto, DE has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not). DE does not have pending before the Commission any request for confidential treatment of information.

4.7             Financial Statements.

 (a)           Included in the SEC Documents is the audited balance sheet of DE as at February 28, 2011, and the related statement of operations, stockholders’ equity (deficit) and cash flows for the period from February 24, 2010 (Inception) through February 28, 2011, together with the unqualified report thereon (except with respect to continuation as a going concern) of MaloneBailey, LLP (“Malone”), independent auditors (collectively, “DE’s Audited Financials”).

 (b)           DE’s Audited Financials and DE’s Interim Financials (collectively “DE’s Financial Statements”) (i) are in accordance with the books and records of DE, (ii) are correct and complete in all material respects, (iii) fairly present the financial position and results of operations of DE as of the dates indicated, and (iv) are prepared in accordance with US GAAP (except that (x) unaudited financial statements may not be in accordance with US GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on DE, its business, financial condition or results of operations.

4.8           Events Subsequent to Financial Statements. Since February 28, 2011, there has not been:

(a)     Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of DE;

(b)     Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of DE;

(c)     Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of DE  or any redemption, purchase or other acquisition of any such shares;

(d)     Any subjection to any lien on any of the assets, tangible or intangible, of DE;

(e)     Any incurrence of indebtedness or liability or assumption of obligations by DE;

(f)      Any waiver or release by DE of any right of any material value;

(g)     Any compensation or benefits paid to officers or directors of DE;

(h)     Any change made or authorized in the articles of incorporation or bylaws of DE other than changes filed with the State of Delaware on July 11, 2011;

(i)      Any loan to or other transaction with any officer, director or stockholder of DE  giving rise to any claim or right of DE against any such person or of such person against DE; or

(j)      Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of DE.

4.9           Liabilities. Except as otherwise disclosed in the most recent balance sheet of DE included in DE’s Financial Statements, including the notes thereto, DE has no liability or obligation of any nature (whether direct, indirect, accrued, absolute, contingent, asserted, unasserted, known, unknown, matured, unmatured or otherwise and whether required to be reflected on a balance sheet or not).  Immediately prior to the Closing, except as set forth in its SEC Documents, DE will not have any liability or obligation of any nature (whether direct, indirect, accrued, absolute, contingent, asserted, unasserted, known, unknown, matured, unmatured or otherwise and whether required to be reflected on a balance sheet or not).

4.10           Tax Matters.

(a)           DE has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the U.S. Internal Revenue Service or other applicable taxing authority.

(b)           DE has paid, or adequately reserved against in DE’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it.

(c)           To the best knowledge of DE, there has been no material issue raised or material adjustment proposed (and none is pending) by the U.S. Internal Revenue Service or any other taxing authority in connection with any of DE’s tax returns.

(d)           No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from DE.

           For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in DE’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

4.11           Real Property.  DE does not own or lease any real property.

4.12           Books and Records. The books and records of DE delivered to the Target Shareholders prior to the Closing fully and fairly reflect the transactions to which DE is a party or by which its properties are bound.

4.13           Questionable Payments. Neither DE, nor any employee, agent or representative of DE, has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using DE’s funds or made any payments from DE's funds to governmental officials for improper purposes or made any illegal payments from DE's funds to obtain or retain business.

4.14           Intellectual Property. DE does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. DE has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of DE infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or are threatened against DE.

4.15           Insurance. DE does not have any insurance policies in effect.

4.16           Contracts. Except as disclosed in its SEC Documents, DE does not have any contracts, leases, arrangements or commitments (whether oral or written).  DE is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.17           Litigation.  DE is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against DE.  DE is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of DE, and DE knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting DE or to which DE is a party.

4.18           Employees.  DE does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees.  DE does not have a written or oral employment agreement with any officer or director of DE.  DE is not a party to or bound by any collective bargaining agreement.  There are no loans or other obligations payable or owing by DE to any stockholder, officer, director or employee of DE, nor are there any loans or debts payable or owing by any of such persons to DE or any guarantees by DE of any loan or obligation of any nature to which any such person is a party.

4.19           Employee Benefit Plans. DE does not have any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by DE.

4.20           Legal Compliance. To the best knowledge of DE, after due investigation, no claim has been filed against DE  alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. DE holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for its business as presently conducted.

4.21           Subsidiaries and Investments.  DE does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization.

4.22           Broker's Fees. Neither DE, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.23           Internal Accounting Controls.  DE maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. DE has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for DE and designed such disclosure controls and procedures to ensure that material information relating to DE is made known to its certifying officer by others within DE, particularly during the period in which DE's Form 10-K or 10-Q, as the case may be, is being prepared.  DE's certifying officer has evaluated the effectiveness of DE's disclosure controls and procedures as of end of the filing period prior to the filing date of the Form 10-K for the fiscal year ended February 28, 2011 (such date, the "Evaluation Date").  DE presented in its most recently filed Form 10-K or Form 10-Q the conclusions of its certifying officer about the effectiveness of its disclosure controls and procedures based on his evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in DE's internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or to DE’s knowledge, in other factors that could significantly affect its disclosure controls and procedures.

4.25           Application of Takeover Protections.  DE and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under DE's certificate of incorporation or bylaws or the laws of its state of incorporation that is or could become applicable to any Target Entity or the Target Shareholders as a result of the Exchange or the exercise of any rights by any Target Entity or the Target Shareholders pursuant to this Agreement.

4.26           No SEC or FINRA Inquiries.  Neither DE nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.  No past or present director or officer of DE has ever been the subject of any of the events described in Item 401(k) of Regulation S-K under the Exchange Act.

ARTICLE 5
INDEMNIFICATION

5.1           Indemnification.  For a period of three years after the Closing Date each Target Entity and each Target Shareholder agrees, severally as to itself only and not jointly with any other Target Entity or Target Shareholder, to indemnify DE and the stockholders of DE and each of the officers, directors, agents, representatives and attorneys of DE against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each an “Indemnified Party”) to which it or they may become subject arising out of or based on any breach of or inaccuracy in any of the representations and warranties made by such Target Entity in Article 2or Target Shareholder in Article 3 of this Agreement (collectively, the “Target Indemnification”).

5.2           Indemnification Procedures.  If any action shall be brought against an Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify DE in writing, and DE shall have the right to assume the defense thereof with counsel of its own choosing.  Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by DE in writing, DE has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of DE and the position of such Indemnified Party.  DE will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without DE’s prior written consent, which shall not be unreasonably withheld or delayed.

ARTICLE 6
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

6.1       Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of each Target Entity and its Subsidiaries and DE as each party may request.  In order that each party may have the full opportunity to do so, each Target Entity and DE shall furnish each party and its representatives during such period with all such information concerning the affairs of each Target Entity and its Subsidiaries or DE  as each party or its representatives may reasonably request and cause each Target Entity or DE and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party's premises, with copies thereof to be provided to each party or its representatives upon request.

6.2           Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3           Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each Target Entity and DE shall conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing.  Without the prior written consent of each Target Entity or DE, as the case may be, except as required or specifically contemplated hereby, each such party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

                 6.4            Litigation.    From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

                 6.5            Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties herein.

ARTICLE 7
CONDITIONS TO CLOSING

 7.1           Conditions to Obligations of each Target Entity and the Target Shareholders.  The obligations of each Target Entity and the Target Shareholders under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries.  At the Closing, DE shall have delivered or caused to be delivered to the Target Shareholders the following:

(i)           resolutions duly adopted by the board of directors of DE authorizing and approving the Exchange and the execution, delivery and performance of this Agreement;

(ii)           the resignation of the officers of DE, subject to the provisos of clause (iv) below;

     (iii)        subject to the effectiveness of actions of the shareholders of the Company described in the definitive Schedule 14C Information Statement filed with the Commission on June 17, 2011 (the “Information Statement”), in compliance with Rule 14f-1 under the Exchange Act and board resolutions, the existing directors of DE shall increase the size of the Board as appropriate, elect and appoint the following individuals to the Board as indicated to fill vacancies created by such increase in the size of the Board, upon which such directors, except to the extent they are remaining as indicated below, will resign, and provided further, that the positions of Chief Executive Officer, President, Chief Financial Officer and Treasurer listed below shall be elected upon the Closing by the current directors of DE:

David Supardi	Executive Chairman
Samuel Zia	Chief Executive Officer, President and Director
Janet Gutkin	Chief Financial Officer, Treasurer and Secretary
Ronald E. Eibensteiner	Director
Freddy Levi	Director
Dennis Nguyen	Director
James Rosenbaum	Director
James Ulland	Director

(iv)  this Agreement duly executed by DE;

      (v)  all corporate records, agreements, seals and any other information reasonably requested by the Target Shareholders’ representatives with respect to DE;

(vi)   audited financial statements of DE for the years ended February 28, 2011 and 2010; and

           (vii)  such other documents as a Target Entity or a Target Shareholder may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties to be True.    The representations and warranties of DE herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  DE shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           Private Placement.  On or before the Closing Date, DE shall have in an escrow account for the collective benefit of DE and the Target Entities no less than $5,000,000 in gross proceeds pursuant to a private placement of DE securities conducted in compliance with Regulation D and Regulation S under the Securities Act (the “Private Placement”), and such funds shall be released from escrow at the Closing.

(d)           SEC Filings.  At the Closing, DE will be current in all Commission filings required by it to be filed.

(e)           Due Diligence.  The Target Shareholders shall have completed their business and legal due diligence.

7.2           Conditions to Obligations of DE. The obligations of DE under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries.    On the Closing Date, the Target Shareholders shall have delivered to DE the following:

(i)           certificates or other instruments representing each Target Interest, duly endorsed in blank or each accompanied by a duly executed and medallion guaranteed stock power effecting the transfer thereof to DE (or an equivalent instrument of transfer effective for the purpose of making such transfer in accordance with the laws of the jurisdiction of incorporation or organization of the Target Entity of which such Target Interest represents an ownership interest), in form reasonably acceptable to DE;

(ii)           this Agreement duly executed by each Target Entity and the Target Shareholders;

(iii)           such other documents as DE may reasonably request in connection with the transactions contemplated hereby;

  (iv)          audited financial statements of the Targeted Entities for the years ended December 31, 2010 and 2009 and unaudited financial statements of the Targeted Entities for the periods ended March 31, 2011 and 2010; and

(v)           such other documents as DE  may reasonably request in connection with the transactions contemplated hereby.

(b)           Option to Purchase Shares of PT Mitra Sukses Globaldino.  The holders of 80% of the issued and outstanding equity interests of PT Mitra Sukses Globaldino, a company incorporated in the Republic of Indonesia (“PTMSG”), shall have entered into a Share Option and Right of First Refusal Agreement with DE substantially in the form of Exhibit A hereto (the “PTMSG Option Agreement”), pursuant to which DE shall have the right, but not the obligation, for a period of five (5) years from the Closing Date to purchase such equity interests of PTMSG upon the terms and conditions set forth in the PTMSG Option Agreement.

(c)           Assignment of Dividends.  (i) PT Mulia Andalan Persada (“PTMAP”) shall have entered into an agreement with DE to assign any and all dividends, bonuses and all other distributions (in cash or in kind) PTMAP receives in respect of its shares in PT Aega currently registered in the name of PTMAP and any further shares in PT Aega acquired by PTMAP after the date of this document.

(ii) PT Havilah Sukses Bersama (“PTHSB”) shall have entered into an agreement with DE to assign any and all dividends, bonuses and all other distributions (in cash or in kind) PTHSB receives in respect of its shares in PTALK currently registered in the name of PTMAP and any further shares in PTALK acquired by PTHSB after the date of this document.

(d)           Representations and Warranties to be True.  The representations and warranties of each Target Entity and the Target Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  The Target Entities and the Target Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(e)           Required Approvals.  The Target Entities and Target Shareholders shall have obtained all of the Required Approvals and delivered to DE documentary evidence of the receipt of such Required Approvals, reasonably satisfactory to DE.

(f)           Due Diligence.  DE shall have completed its business and legal due diligence.

ARTICLE 8
TERMINATION

           8.1           Events of Termination.  This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a)           by any Target Entity or any Target Shareholder if (1) there has been a material Breach (as hereinafter defined) by DE and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by DE of notice specifying particularly such Breach, (2) if any Target Shareholder or Target Entity identifies hereafter any fact, circumstance or event that could be reasonably determined to have a material adverse effect on DE and such fact, circumstance or event is not cured by DE within ten (10) days after receipt by DE of notice specifying particularly such fact, event or circumstance, or (3) if the closing conditions set forth in Article 7 have not been satisfied by the close of business on August 31, 2011;

(b)           by DE (1) if there has been a material Breach by any Target Entity or Target Shareholder and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by the breaching Target Entity or Target Shareholder of notice specifying particularly such Breach, or (2) if DE identifies hereafter any fact, circumstance or event that could be reasonably determined to have a Target Material Adverse Effect, or a material adverse effect on DE following the Exchange, and such fact, circumstance or event is not cured by such breaching Target Entity or Target Shareholder within ten (10) days after receipt by such breaching Target Entity or Target Shareholder of notice specifying particularly such fact, event or circumstance, or (3) if the closing conditions set forth in Article 7 have not been satisfied by the close of business on August 31, 2011; or

(c) at any time by mutual written agreement of the Target Entities, the Target Shareholders and DE.

This Agreement may not be terminated after completion of the Closing, except by mutual agreement of the Target Shareholders and DE.

For the purposes of this Article 8, there shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision if there is or has been (a) any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in, or breach of, or any failure to comply with, or perform, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim, or circumstance.

ARTICLE 9
GENERAL PROVISIONS

9.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by internationally recognized overnight courier (postage prepaid and acknowledgment of receipt requested) to the party to whom the same is so delivered, sent to the applicable addresses set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice).

9.2           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

9.4           Miscellaneous. This Agreement (together with all schedules, documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5           Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6           Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.  Any and all actions brought under this Agreement shall be brought in the state or federal courts of the United States sitting in the City of New York, New York, Borough of Manhattan and each party hereby waives any right to object to the convenience of such venue.

9.7           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.8           Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by DE, each Target Entity and each Target Shareholder.

9.9           Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

9.10           Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11           Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.12           Recitals Incorporated.  The recitals of this Agreement are incorporated herein and made a part hereof.

9.13           Waiver of Requirement for Any Judicial Approval. The Parties agree that for the effectiveness of the termination clauses under this Agreement, to waive any provisions, procedures and operations of any applicable law to the extend that court order is required for termination of this Agreement.

 [SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement and Plan of Share Exchange as of the day and year first above written.

Subsidiary Grantor:	TOP YIELD HOLDINGS LIMITED

By:
	Name:	Sevinwardi Cerdika Khio
	Title:	Director

Subsidiary Grantor:	PT HAVILAH ABADI SEJAHTERA

By:
	Name:	Aripin Bunarwan
	Title:	President Director

Subsidiary Grantor:	PT AEGA PRIMA

By:
	Name:	Sumadi
	Title:	President Director

Subsidiary Grantor:	PT ALAM LESTARI KENCANA

By:
	Name:	Saman Tedja
	Title:	President Director

Subsidiary Grantor:	EUROPE-CHINA COMMERCIAL HOLDING LIMITED

By:
	Name:	Sevinwardi Cerdika Khio (on behalf of Top Yield Holdings Limited)
	Title:	Director

Subsidiary Grantor:	CROWN SAIL LIMITED

By:
	Name:	Denny Tio
	Title:	Director

Collateral Agent:	DE ACQUISITION 3, INC.

By:
	Name:	Dennis Nguyen
	Title:	Chairman

[Signature Page to Agreement and Plan of Share Exchange]

[SIGNATURE PAGE OF TOP YIELD SHAREHOLDERS]

DYNAMIC EVENT LIMITED

By:  _____________________________
Name: David Israel Supardi

By:  _____________________________
Name: Ape Niagata Tjandra

[SIGNATURE PAGE OF PT HAVILAH ABADI SEJAHTERA SHAREHOLDER]

TOP YIELD HOLDINGS LIMITED

By:  _____________________________
Name: Sevinwardi Cerdika Khio
 Title: Director

[SIGNATURE PAGE OF PT AEGA PRIMA SHAREHOLDER]

PT HAVILAH ABADI SEJAHTERA

By:  _____________________________
Name: Aripin Bunarwan
Title: President Director

[SIGNATURE PAGE OF PT ALAM LESTARI KENCANA SHAREHOLDER]

PT HAVILAH ABADI SEJAHTERA

By:  _____________________________
Name: Aripin Bunarwan
Title: President Director

[SIGNATURE PAGE OF EUROPE-CHINA COMMERCIAL UNION HOLDING LIMITED SHAREHOLDER]

TOP YIELD HOLDINGS LIMITED

By:  _____________________________
Name: Sevinwardi Cerdika Khio
 Title: Director

[SIGNATURE PAGE OF CROWN SAIL LIMITED SHAREHOLDER]

TOP YIELD HOLDINGS LIMITED

By:  _____________________________
Name: Sevinwardi Cerdika Khio
 Title: Director

SCHEDULE I

	Column I	Column II
Name	Number of Shares of Top Yield	Number of Shares of DE
Dynamic Event Limited
Total	100	16,705,406

SCHEDULE II

Column I	Column II
Name	Number of Shares of DE

Total

Schedule 2.2

Authorized and issued and outstanding capital stock  of the Target Entities:

PT AEGA PRIMA:

Authorised Capital Amount	IDR10,000,000,000
Number of Shares	200,000
Share Type	Ordinary
Paid Up Capital Amount	IDR10,000,000,000

Shareholder	Number of shares
PT Havilah Abadi Sejahtera	160,000
PT Mulia Andalan Persada	40,000
Total	200,000

PT ALAM LESTARI KENCANA:

Authorised Capital Amount	IDR10,000,000,000
Number of Shares	10,000
Share Type	Ordinary
Paid Up Capital Amount	IDR10,000,000,000

Shareholder	Number of shares
PT Havilah Abadi Sejahtera	9,900
PT Havilah Sukses Bersama	100
Total	10,000

PT HAVILAH ABADI SEJAHTERA:

Authorised Capital Amount	IDR2,500,000,000
Number of Shares	25,000
Share Type	Ordinary
Paid Up Capital Amount	IDR1,000,000,000

Shareholder	Number of shares
Top Yield Holdings Limited	9,900
PT Andalan Persada Globalindo	100
Total	10,000

TOP YIELD HOLDINGS LIMITED:

Authorised Capital Amount	$50,000
Number of Shares	50,000
Share Type	Ordinary
Paid Up Capital Amount	$100

Shareholder	Number of shares
Dynamic Event Limited	100
Total	100

EUROPE-CHINA COMMERCIAL UNION HOLDING LIMITED:

Authorised Capital Amount	$50,000
Number of Shares	50,000
Share Type	Ordinary
Paid Up Capital Amount	$1

Shareholder	Number of shares
Top Yield Holdings Limited	1
Total	1

CROWN SAIL LIMITED:

Authorised Capital Amount	$50,000
Number of Shares	50,000
Share Type	Ordinary
Paid Up Capital Amount	$100

Shareholder	Number of shares
Dynamic Event Limited	100
Total	100